Exhibit 99.1

Ambarella Closes Acquisition of Oculii

Santa Clara, Calif. – November 8, 2021 – Ambarella, Inc. (NASDAQ: AMBA), an AI vision silicon company, today announced the completion of its previously announced transaction to acquire Oculii Corp.

On October 26, 2021, Ambarella announced that Oculii and Ambarella had signed a definitive merger agreement, pursuant to which Ambarella would acquire all outstanding capital stock of Oculii for $307.5 million. On November 5, 2021, pursuant to the terms of the merger agreement, Ohio Merger Sub, Inc. merged with and into Oculii, and all outstanding capital stock of Oculii was cancelled and converted into the right to receive cash. As a result of the merger’s completion, Oculii has become a wholly owned subsidiary of Ambarella. Oculii co-founder and CEO, Steven Hong, will serve as Ambarella’s Vice President and General Manager, Radar Technology. Professor Lang Hong, co-founder and CTO, will become an Ambarella Fellow.

Oculii’s adaptive AI software algorithms are designed to enable radar perception using current production radar chips to achieve significantly higher (up to 100X) resolution, longer range and greater accuracy. This acquisition expands Ambarella’s addressable market into radar perception and fusion with its existing edge AI CV perception SoCs for automotive and other IoT endpoint applications, including mobile robotics and security. The fusion of Ambarella’s camera technology and Oculii’s radar software stack will provide an all-weather, low-cost and scalable perception solution, enabling higher levels of autonomy for automotive tier 1s and OEMs globally.

“We are excited to have closed this transaction quickly, and look forward to integrating our teams and technologies,’’ said Fermi Wang, President and CEO of Ambarella. “The two organizations have very similar cultures, and Ambarella is now one of the very few semiconductor companies to have advanced camera and radar technology development under one roof. This enables us to provide the market with greater levels of perception than was previously attainable with discrete camera and radar solutions.”

About Ambarella

Ambarella’s products are used in a wide variety of human and computer vision applications, including video security, advanced driver assistance systems (ADAS), electronic mirror, drive recorder, driver/cabin monitoring, autonomous driving and robotics applications. Ambarella’s low-power systems on chip (SoCs) offer high-resolution video compression, advanced image processing and powerful deep neural network processing to enable intelligent cameras to extract valuable data from high-resolution video streams. For more information, please visit www.ambarella.com

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Ambarella’s addressable market, the potential benefits from fusion of Ambarella’s camera technology and Oculii’s radar software, and potential business synergies to be realized. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the acquisition of Oculii or that other conditions to the closing may not be satisfied, the potential impact on the business of Oculii due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, technological challenges related to combining Ambarella’s camera technology and Oculii’s radar software, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Ambarella’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2021. The forward-looking statements included herein are made only as of the date hereof, and Ambarella undertakes no obligation to revise or update any forward-looking statements for any reason.

Ambarella Contacts

•	Media contact: Eric Lawson, elawson@ambarella.com, (480) 276-9572

•	Investor contact: Louis Gerhardy, lgerhardy@ambarella.com, (408) 636-2310

•	Sales contact: www.ambarella.com/about/contact/inquiries

All brand names, product names, or trademarks belong to their respective holders. Ambarella reserves the right to alter product and service offerings, specifications, and pricing at any time without notice. ©2021 Ambarella. All rights reserved.

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